Exhibit 10.1
DEUTSCHE BANK TRUST COMPANY AMERICAS
60 Wall Street
New York, New York 10005
DEUTSCHE BANK SECURITIES INC.
60 Wall Street
New York, New York 10005
December 21, 2005
Trizec Properties, Inc.
10 S. Riverside Plaza, Suite 1100
Chicago, IL 60606

Attention:	Mr. Michael Colleran
Mr. Patrick Aldrich
Senior Secured Interim Term Loan Facility
And
Senior Unsecured Revolving Credit Facility
COMMITMENT LETTER
Ladies and Gentlemen:
Trizec Properties, Inc. (“Trizec”) has advised Deutsche Bank Trust Company Americas (“DBTCA”) and Deutsche Bank Securities, Inc. (“DBSI” and together with DBTCA, “DB”) (A) that it desires to acquire, through a newly-formed, wholly-owned subsidiary of Trizec (the “Borrower”), for a total consideration of approximately $1.626 billion, a portfolio of thirteen (13) office properties and four (4) entitled sites totaling 7.8 acres of land, all located in southern California (the “Portfolio Acquisition”), from Arden Realty Limited Partnership (“Arden OP”) (in conjunction with the acquisition of Arden Realty Inc. (“Arden”) by General Electric Capital Corporation (“GECC”)) pursuant to (i) a purchase and sale agreement dated as of December 19, 2005 (the “Acquisition Agreement”) between Trizec Holding Operating LLC, a subsidiary of Trizec (“THO”), and GECC, and (ii) a merger agreement (the “Merger Agreement”) among Arden, Arden OP, GECC and certain of its subsidiaries and Trizec and THO, (B) that such Portfolio Acquisition will be accomplished (as contemplated in the Acquisition Agreement and the Merger Agreement) through a qualified intermediary arrangement to facilitate a series of 1031 Exchanges that are contemplated to effect planned asset dispositions subsequent to closing (collectively, the “Transactions”), and (C) that, in connection with the above, Trizec desires to establish a senior secured interim term loan facility of up to $1.475 billion for the Borrower (the “Interim Facility”). The proceeds of the Interim Facility, together with the Equity Investment (as defined below), will be used by the Borrower (i) to finance the Portfolio Acquisition and (ii) to pay closing costs in connection therewith. You have asked for a financing commitment for the entire amount of the Interim Facility as provided herein. Capitalized terms used in this letter agreement but not defined herein shall have the meanings given them in the summary of terms and conditions of the Interim Facility which is attached as Exhibit A hereto.
Promptly following the public announcement of the Portfolio Acquisition and the Merger Transaction (as defined below), you have requested that DB request the lenders (the “Existing Revolving Facility Lenders”) under Trizec’s existing $750 million revolving credit facility (the “Existing Revolving Facility”) to approve an amendment to the Existing Revolving Facility (the “Existing Revolving Facility Amendment”) which reflects the changes blacklined in the summary of terms and conditions of the Existing Revolving Facility which is attached as Exhibit B hereto. If the Existing Revolving Facility Amendment is approved by the affirmative vote of the Required Lenders (as defined in the Existing Revolving Facility Loan documents), the effectiveness of such amendment will be conditioned upon consummation of the Portfolio Acquisition and the closing of the Interim Facility in accordance with the terms of this Commitment Letter and the Fee Letter. If the Existing Revolving Facility Amendment is not so approved, Trizec desires to establish a replacement $750 million revolving credit facility (the “Replacement Revolving Facility”) on substantially the same terms as those in the Existing Revolving Facility, as amended to reflect the changes shown in Exhibit B hereto. The effectiveness of the Replacement Revolving Facility will be conditioned upon consummation of the Portfolio Acquisition and the closing of the Interim Facility in accordance with the terms of this Commitment Letter and the Fee Letter.
Subject to the terms and conditions described in this Commitment Letter and the summaries of terms and conditions set forth in Exhibits A and B hereto (collectively, together with the Fee Letter referred to below, this “Commitment Letter”), DBTCA is pleased to inform you of its commitment to provide the entire amount of the Interim Facility and the Replacement Revolving Facility (each a “Facility” and together, the “Facilities”).
For purposes of this Commitment Letter, “DB” shall mean DBTCA, DBSI and/or any affiliate thereof as they shall determine to be appropriate to provide the services contemplated herein. Each of DBTCA and DBSI may, in performance of its services under this Commitment Letter, delegate such of its functions as it may select to and/or employ the services of any of its affiliates; provided, however, that no such delegation shall affect the terms hereof. Each of DBTCA and DBSI may allocate, in whole or in part, to such affiliates any fees payable to it in such manner as it may in its sole discretion see fit.

Section 1. Conditions Precedent.
The commitment and all other obligations of DB hereunder with respect to the Facilities are subject to the satisfaction of the following conditions precedent, all as determined by DBTCA:
     (a) the delivery to DBTCA of the final executed Merger Agreement and confirmation by DBTCA that there have been no changes or modifications reflected in the final executed Merger Agreement from the draft thereof attached as Exhibit K to the final executed Acquisition Agreement delivered to DBTCA on December 19, 2005 by Trizec as part of its proposal for the Transactions, that are adverse to the interests of the lenders in any material respect (all references in this Commitment Letter to the Acquisition Agreement or the Merger Agreement are references to the final executed version thereof delivered to and confirmed to be acceptable by DBTCA as provided in this clause (a) and clause (b) below);
     (b) confirmation by DBTCA that there have been no changes or modifications to the final executed Acquisition Agreement delivered to it by Trizec on December 19, 2005 other than any changes or modifications that (i) are required due to changes or modifications to the final executed Merger Agreement that are confirmed to be acceptable by DBTCA as provided in clause (a) above and (ii) are not adverse to the interests of the lenders in any material respect;
     (c) the satisfaction of all conditions precedent to the closing of the Portfolio Acquisition contemplated under the Acquisition Agreement and the concurrent closing of the Portfolio Acquisition and the transactions contemplated by the Merger Transaction;
     (d) the preparation, execution, delivery and effectiveness of loan documentation with respect to the Interim Facility, including, without limitation, a credit agreement, security agreements, guaranties, and other agreements incorporating and substantially consistent with the terms and conditions outlined in this Commitment Letter with respect to the Interim Facility, and with such other terms as may be reasonably satisfactory to DB and its counsel and Trizec and its counsel (the “Interim Facility Operative Documents”);
     (e) the preparation, execution, delivery and effectiveness of loan documentation with respect to the Existing Revolving Facility Amendment or the Replacement Revolving Facility, as applicable, including, without limitation, a credit agreement or credit agreement amendment, guaranties, and other agreements incorporating and substantially consistent with the terms and conditions outlined in this Commitment Letter with respect to the Existing Revolving Facility Amendment or the Replacement Revolving Facility, as applicable, and with such other terms as may be reasonably satisfactory to DB and its counsel and Trizec and its counsel (the “Revolving Facility Operative

Documents” and together with the Interim Facility Operative Documents, the “Facility Operative Documents”);
     (f) Trizec shall make an equity investment in the Borrower of approximately $167 million in order to fund the balance of the purchase price for the Portfolio Acquisition and closing costs in connection therewith;
     (g) since September 30, 2005, after giving effect to the pro-forma condition of Trizec and its affiliates described in the projections delivered to DB on December 20, 2005, there has not been any change, event, condition, development or occurrence that could, in the opinion of DB, have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), operation or performance of Trizec and its affiliates taken as a whole;
     (h) since the date of the Merger Agreement, there has been no “Material Adverse Effect” (as defined in the Merger Agreement) such that the condition set forth in Section 9.02(e) of the Merger Agreement is not satisfied; and
     (i) the satisfaction of the other conditions precedent to (x) the funding of the Interim Facility contained in Exhibit A hereto and (y) the effectiveness of the Existing Revolving Facility Amendment or the funding of the Replacement Revolving Facility, as applicable, contained in Exhibit B hereto.
Section 2. Commitment Termination.
DB’s commitment hereunder will terminate on the earliest of (a) the date the Facility Operative Documents become effective in accordance with their respective terms and the Transactions have been consummated, (b) the date of the termination of the Acquisition Agreement and the Merger Agreement, (c) June 30, 2006, and (d) December 22, 2005 in the event that Trizec fails on or before 5:00 p.m. (New York City time) on such date (i) to accept the provisions hereof by signing the enclosed copy of this Commitment Letter (including the Fee Letter) and returning them to DB, (ii) to make the initial payment to DB required pursuant to the Fee Letter, (iii) to deliver the final executed Merger Agreement in the form required pursuant to clause (a) of Section 1 hereof and (iv) to deliver the final executed Acquisition Agreement in the form required pursuant to clause (b) of Section 1 hereof. In addition, DB’s commitment hereunder with respect to the Replacement Revolving Facility shall in any event terminate on the effective date of the Existing Revolving Facility Amendment. Each of the parties acknowledges and agrees that the commitment letters dated December 19, 2005 and December 20, 2005 among DB and Trizec are of no further force or effect and are superceded and replaced by this Commitment Letter in all respects.
Section 3. Syndication.
DB reserves the right, prior to or after the execution of the Facility Operative Documents, to syndicate all or a portion of its commitment under each of the Interim Facility and the Replacement Revolving Facility (if applicable) to one or more other financial institutions, trusts, funds or other entities in consultation with Trizec, that will become parties to the relevant Facility Operative Documents pursuant to a syndication to be managed by DB (the financial institutions, trusts, funds and other entities becoming parties to the Facility Operative Documents with respect to either of the Facilities being collectively referred to herein as the “Lenders”). DB will manage all aspects of the syndication of each of the Facilities in consultation with Trizec, including, without limitation, the timing of all offers to potential Lenders, the determination of the amounts offered to, and selection of, potential Lenders, the acceptance and allocations of commitments of the Lenders and the titles and compensation to be provided to the Lenders under each of the Facilities. The commitment of DBTCA hereunder is not subject to the successful completion of any such syndication.
Trizec agrees to cooperate with DB to assist DB in syndicating the Facilities by (i) making senior management, representatives and advisors of Trizec available to participate in information meetings with potential Lenders under the Facilities at such times and places as mutually agreed; (ii) using its commercially reasonable efforts to ensure that DB’s syndication efforts benefit from Trizec’s lending relationships; (iii) assisting in the preparation of a customary confidential information memorandum for each of the Facilities and other customary marketing and rating agency materials to be used in connection with the syndication of each of the Facilities; (iv) providing DB with all projections, including updated projections, from time to time requested by DB from the date of this Commitment Letter through the successful completion of the syndication of each of the Facilities; and (v) promptly providing DB with all other information reasonably deemed necessary by DB to successfully complete the syndication of each of the Facilities so long as disclosure of such information could not result, in the opinion of Trizec’s counsel, in a violation of, or expose Trizec, Borrower, any guarantor of either of the Facilities or their respective subsidiaries to any material liability under: (x) any applicable law, ordinance or regulation or (y) any agreement with any unaffiliated third party which is binding on Trizec, Borrower, any such guarantor or any of their respective subsidiaries or on any property of any of them. Trizec agrees to use commercially reasonable efforts to obtain the consent to the disclosure of such information from any counterparty to any agreement referred to in subclause (v) of the immediately preceding sentence.
To ensure an orderly and effective syndication of each of the Facilities, Trizec agrees that until the earlier of (i) the completion of the syndication of each Facility (as determined by DB) and (ii) 120 days following the Closing Date, it will not, and it will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security or convertible financing (whether by way of a loan, note, bond or otherwise) (other than (x) the Facilities and (y) ordinary course non-recourse mortgage financing, provided that guaranties of customary non-recourse carveouts and environmental indemnities shall not, by themselves, cause such mortgage financing to be characterized as recourse mortgage financing), including, without limitation, the renewal of any thereof that would have an adverse effect on the syndication of either Facility (as reasonably determined by DB), without the prior written consent of DB.

DBTCA will act as sole administrative agent for each Facility and DBSI will act as sole lead arranger or manager and bookrunner for each Facility. No other person or entity shall be appointed as agent, co-agent, arranger or bookrunner and no other titles conferred, without the consent of DB. Trizec agrees that no Lender or other person or entity will receive any compensation of any kind for its participation in either Facility, except as expressly provided for herein, in the Fee Letter or in Exhibits A and B hereto unless DB shall so agree.
Section 4. Fees.
Trizec shall pay the fees set forth in the separate letter agreement relating to the Facilities dated the date hereof (the “Fee Letter”) between Trizec and DB. The terms of the Fee Letter are an integral part of DB’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be non-refundable when paid.
Section 5. Indemnification.
Trizec shall indemnify and hold harmless DB, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all actions, suits, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several and of any kind or nature, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Facility Operative Documents, the Transactions, the transactions contemplated hereby or thereby, or any actual or proposed use of the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Trizec or any of its affiliates or any of their respective directors (or the equivalent thereof), security holders or creditors, an Indemnified Party or any other person or entity, or an Indemnified Party is otherwise a party thereto and whether or not any of the Transactions are consummated.
No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to Trizec, its subsidiaries and affiliates or any of their respective directors (or the equivalent thereof), security holders or creditors for or in connection with this Commitment Letter or the Facility Operative Documents, the Transactions or any of the transactions contemplated hereby or thereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates.

In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
Section 6. Costs and Expenses.
Except as provided below in this Section 6, on the closing date of the Facilities (the “Closing Date”) or such earlier date as provided in the Fee Letter if the Closing Date does not occur, Trizec shall pay or reimburse DB on demand for all reasonable costs and expenses incurred by DB (whether incurred before or after the date hereof) in connection with the Transactions and the Facilities and the syndication of the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Facility Operative Documents and any security arrangements in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel of DB identified in Exhibits A and B (and of local and/or special counsel to DB) and other consultants engaged by DB (or by you at DB’s request). Trizec further agrees to pay all costs and expenses of DB (including, without limitation, reasonable fees and disbursements of counsel and consultants) incurred in connection with the enforcement of any of its rights and remedies hereunder.
Section 7. Confidentiality.
By accepting delivery of this Commitment Letter, Trizec agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed to any person or other entity other than (i) Trizec’s officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and “need to know” basis in connection with the Transactions and (ii) as required by law or compulsory legal process; provided, however, that Trizec may disclose the existence and contents of this Commitment Letter (including the Exhibits attached hereto but not the Fee Letter) to Arden and GECC and any of their respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and “need to know” basis in connection with the Transactions; and provided further, that following Trizec’s acceptance of the provisions hereto as provided below and its return of an executed counterpart of this Commitment Letter and the Fee Letter to DB, (i) Trizec may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed, (ii) Trizec may make such other public disclosures of the terms and conditions hereof as Trizec is required by law, or compulsory legal process, to make, (iii) Trizec may disclose the existence and contents of this Commitment Letter (including the Exhibits attached hereto but not the Fee Letter) to any rating agency in connection with the Transactions, (iv) Trizec may disclose the existence and contents of this Commitment Letter (including the Exhibits attached hereto but not the Fee Letter) in any public filing, prospectus or offering memorandum made by it in connection with the Acquisition or the financing thereof, (v) Trizec may disclose the existence and contents of this Commitment Letter (including the Exhibits attached hereto but not the Fee Letter) (and, with DB’s prior approval, certain other matters related to the Commitment Letter (including the Exhibits attached hereto but not the Fee Letter)) in the Acquisition Agreement and Merger Agreement, and (vi) Trizec may disclose the existence and contents of this Commitment Letter (including the Exhibits attached hereto but not the Fee Letter) to Arden and GECC and any of their respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and “need to know” basis in connection with the Transactions, and Arden or GECC or any of their respective affiliates may file a copy of this Commitment Letter (including the Exhibits attached hereto but not the Fee Letter) in any public record in which it is required by law to be filed, may make such other public disclosures of the terms and conditions hereof as Arden, GECC or any such affiliate is required by law, or compulsory legal process, to make, and may disclose the existence and contents of this Commitment Letter (including the Exhibits attached hereto but not the Fee Letter) to any rating agency in connection with the Transactions or in any public filing, prospectus or offering memorandum made by Arden, GECC or any such affiliate in connection with the Transactions. Notwithstanding any other provision in this Commitment Letter, DB hereby confirms that Trizec shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facilities and the other Transactions.
Section 8. Representations and Warranties.
Trizec represents and warrants that to the best of its knowledge, (i) all written information other than financial projections) that has been or will hereafter be made available to DB, any Lender or any potential Lender by or on behalf of Trizec, the Borrower and of their respective affiliates or any of their respective representatives in connection with the transactions contemplated hereby (the “Information”), taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of Trizec, the Borrower, any of their respective affiliates or any of their respective representatives and made available to DB, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that were believed by the preparer to be reasonable as of the date of the preparation of such Projections. If, at any time from the date hereof until the execution, delivery and effectiveness of the Facility Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then Trizec agrees to supplement the Information and Projections from time to time (including, without limitation, promptly following the reasonable request of DB) so that the representations and warranties contained in this paragraph remain correct in all material respects under those circumstances.
In providing this Commitment Letter (which includes its agreement to request the Existing Revolving Facility Amendment) and underwriting the Facilities including the syndication of the Facilities, DB is relying on the accuracy of the Information furnished to it by or on behalf of Trizec, the Borrower, and their respective affiliates and representatives without independent verification thereof.

Section 9. No Third Party Reliance, Etc.
The agreements of DB hereunder and in the Fee Letter and of any Lender that issues a commitment to provide financing under either of the Facilities are made solely for the benefit of Trizec and the Borrower and may not be relied upon or enforced by any other person or entity. Please note that those matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto. Neither Trizec nor the Borrower may assign or delegate any of its rights or obligations hereunder without DB’s prior written consent. This Commitment Letter may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by all parties hereto. Neither this Commitment Letter nor the Fee Letter is intended to create a fiduciary relationship among the parties hereto.
Trizec acknowledges that DB and/or one or more of its affiliates may be providing financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with Trizec’s interests, including, for the avoidance of doubt, financing of alternative bids for the Portfolio Acquisition and/or the Merger Transaction. Consistent with DB’s policy to hold in confidence the affairs of its customers, neither DB nor any of its affiliates will furnish confidential information obtained by or on behalf of Trizec, the Borrower, or any of their respective affiliates or representatives in connection with the transactions contemplated hereby to any of DB’s other customers. Furthermore, neither DB nor any of its affiliates will make available to Trizec or the Borrower confidential information that DB obtained or may obtain from any other person.
Section 10. Governing Law, Jurisdiction, Etc.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter and the Fee Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersede all prior communications, written or oral, with respect hereto. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter or Fee Letter, as applicable. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by fax shall be as effective as delivery of an original, executed counterpart of this Commitment Letter or Fee Letter, as applicable. Sections 3, 5, 6, 7, 9, 10, 11 and 12 hereof shall survive the termination of this Commitment Letter. Trizec acknowledges that information and documents relating to the Existing Revolving Facility Amendment and the Facilities may be transmitted through Intralinks™, the internet or similar electronic transmission systems.
With respect to all matters relating to this Commitment Letter and the transactions contemplated hereby, each of the parties hereto irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agrees that all claims related hereto may be heard and determined in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (v) waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process.
Section 11. Waiver of Jury Trial.
Each party hereto irrevocably waives all right to trial by jury in any claim, action, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter or the Fee Letter.
Section 12. Payments.
All payments under this Commitment Letter (including under the Fee Letter) shall be made without any set-off or counter-claim and free and clear of any withholding or deduction (whether on account of tax or otherwise) except as may be required by law. If Trizec or any of its affiliates is required by law to make any deduction or withholding from any sum payable under this Commitment Letter (including under the Fee Letter), the sum in respect of which the deduction or withholding is required to be made shall be increased to the extent necessary to ensure that DB (or as the case may be, the relevant Indemnified Party) receives a net sum equal to that which it would have received had no such deduction or withholding been required to be made. All payments to be made under this Commitment Letter (including under the Fee Letter) shall be made in immediately available freely transferable funds to such account with such bank as DB shall notify.
Section 13. Patriot Act Notification.
DB hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), DB and each Lender is required to obtain, verify and record information that identifies any borrower, which information includes the name, address, tax identification number and other information regarding any such borrower that will allow DB and such Lender to identify such borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender.
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Please indicate Trizec’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter (including the Fee Letter) and returning them to DB at or before 5:00 p.m. (New York City time) on December 22, 2005, the time at which the commitment of DB set forth above (if not so accepted prior thereto) will terminate. If Trizec elects to deliver this Commitment Letter by fax, please arrange for the executed original to follow by next-day courier.

Very truly yours,
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Alexander B.V. Johnson
	Name:	Alexander B.V. Johnson
	Title:	Managing Director

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Director

DEUTSCHE BANK SECURITIES INC.
By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Director

By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Vice President

ACCEPTED this 21st day
of December, 2005
TRIZEC PROPERTIES, INC.

By:	/s/ Michael C. Colleran

	Name:	Michael C. Colleran
	Title:	Executive Vice President and
Chief Financial Officer

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